Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Pre-Effective Amendment No. 1 to Form S-2 on Form S-3 No. 333-128511) and related Prospectus of Cygne Designs Inc. for the registration of 13,928,571 shares of its common stock and to the incorporation by reference therein of our report dated April 14, 2006 (except for Note 18 as to which the date is December 15, 2006), with respect to the consolidated financial statements and schedule of Cygne Designs Inc. included in its Annual Report (Form 10-K/A) for the year ended January 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

February 26, 2007